As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-204646

Registration No. 333-218284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-204646

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-218284

UNDER

THE SECURITIES ACT OF 1933

RED LION HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1032187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Market St. #425 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Red Lion Hotels Corporation

2015 Stock Incentive Plan

(Full title of the plan)

Jennifer B. Clark

Secretary

Red Lion Hotels Corporation

c/o Sonesta International Hotels Corporation

Two Newton Place

255 Washington Street

Newton, Massachusetts 02458

(617) 315-9200

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Steven M. Haas

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Red Lion Hotels Corporation (“Red Lion” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) (note that the share numbers listed below do not take into account any corporate actions, such as stock splits, taken in the interim, as applicable):

1.

Registration Statement on Form S-8 (Registration No. 333-204646) filed with the SEC on June 2, 2015 pertaining to the registration of 1,400,000 shares of common stock, par value $0.01 per share, of Red Lion (“Common Stock”) issuable pursuant to the Red Lion Hotels Corporation 2015 Stock Incentive Plan.

2.

Registration Statement on Form S-8 (Registration No. 333-218284) filed with the SEC on May 26, 2017 pertaining to the registration of an additional 1,500,000 shares of Common Stock issuable pursuant to the Red Lion Hotels Corporation 2015 Stock Incentive Plan.

On March 17, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated December 30, 2020, by and among Red Lion, Sonesta International Hotels Corporation (“Sonesta”), and Roar Merger Sub Inc., a wholly owned subsidiary of Sonesta (“Merger Sub”), Merger Sub merged with and into Red Lion (the “Merger”), with Red Lion surviving the Merger as a wholly owned subsidiary of Sonesta. As a result of the Merger, Red Lion has terminated all offerings of Red Lion’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by Red Lion in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Red Lion hereby removes from registration all of such securities of Red Lion registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Red Lion hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 18, 2021.

RED LION HOTELS CORPORATION

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.